Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:
Ameresco: Leila Dillon, 508-661-2264, news@ameresco.com

Ameresco Announces Appointment of Claire Hughes Johnson to Board of Directors
New Board Appointment Expands Technology Expertise
for Leading Cleantech Integrator focusing on Energy Efficiency and Renewable Energy

FRAMINGHAM, M.A. – July 22, 2021 – Ameresco, Inc., (NYSE: AMRC), a leading cleantech integrator specializing in energy efficiency and renewable energy, today announced the appointment of Claire Hughes Johnson to its Board of Directors. Johnson brings with her more than two decades of experience directing product innovation, go to market and operational strategy for a range of technology industry leaders.

Johnson is currently on the executive team at global technology company Stripe. Over the last six years, she’s helped Stripe grow from under 200 employees to more than 4000 globally. Along the way, she's led a number of teams including business operations, sales, marketing, people and international expansion. Prior to joining Stripe, she spent ten years at Google, leading various business teams including the launch and operations of Gmail and Google Apps. She was also the Vice President responsible for Adwords mid-market revenue globally, Google Offers and the business operations of their self-driving car project. Committed to advancing the empowerment of women in technology, Johnson served as the co-lead and executive sponsor of Women@Google, the company’s largest global employee network. During her tenure, Johnson scaled the organization, expanding it to over 4,000 active members from offices around the world.

“It is a great honor to welcome Claire to our Board of Directors,” said George P. Sakellaris, chairman, president and CEO of Ameresco. “The growth of the cleantech sector continues to accelerate at rapid speed and we are committed to providing a diverse set of perspectives from our Board of Directors as we prepare for that growth. Claire has an impressive track record of success scaling technology-driven businesses, and her contributions to our Board will be critical as we continue to provide the most advanced technology solutions to our customers in their pursuit of a net zero economy.”

“I’ve spent my career driving growth in complex environments with multiple channels and partners, and I was drawn to Ameresco’s ability to provide solutions that can be customized for each unique customer’s set of needs,” said Johnson. “Reducing carbon emissions through efficiency, renewables and advanced clean energy technologies has never been more urgent, and I look forward to joining my new Board colleagues as we work together to build a more sustainable future.”

Johnson began her career in Massachusetts, leading campaigns for local and state officials. She earned a bachelor’s degree with honors from Brown University and an MBA from Yale School of Management. She has previously served on the board of Hallmark Cards, Inc. and serves on the board of The Atlantic. She is also a trustee and Executive Committee member of Milton Academy.

Along with the addition of Johnson to the Board of Directors, the company announced the departure of long-standing board director and executive vice president at Ameresco, David Anderson. A co-founder of the company and long-time director of the Board, Anderson will continue to be involved in the future business of the company in a strategic advisory role.

“We are profoundly grateful for David’s insights throughout the years since Ameresco’s inception,” said Sakellaris. “His contributions and dedication to the growth of the company have made a significant and lasting impact, and we wish him the best on his next chapter.”

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading cleantech integrator and renewable energy asset developer, owner and operator. Our comprehensive portfolio includes energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions delivered to clients throughout North America and the United Kingdom. Ameresco’s sustainability services in support of clients’ pursuit of Net Zero include upgrades to a facility’s energy infrastructure and the development, construction, and operation of distributed energy resources. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,000 employees providing local expertise in the United States, Canada, and the United Kingdom. For more information, visit www.ameresco.com.

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